Exhibit 99.1

Contacts:	Duane Reade Holdings, Inc.
John Henry
(212) 273-5746
SVP - Chief Financial Officer

Investors: Cara O’Brien/Caren Villarreal
Press: Diane Zappas
(212) 850-5600
FD

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS SECOND QUARTER RESULTS

~ Second Quarter Adjusted FIFO EBITDA Increases 6.3% to $26.5 Million ~

~ Total Same-Store Sales Increases 1.7% ~

~ Second Quarter Operating Income Improves to $1.2 Million ~

~ Net Loss of $11.6 Million Compared to $12.1 Million in the Prior Year ~

~ Net Cash Provided by Operating Activities of $26.7 million ~

New York, NY – July 29, 2009 – Duane Reade Holdings, Inc. today reported financial results for the second quarter ended June 27, 2009.

Second Quarter Key Highlights

•	Adjusted FIFO EBITDA improved 6.3% to $26.5 million from $24.9 million in the prior year.

•	Total same-store sales increased 1.7% with a front-end same-store sales increase of 0.2% and a pharmacy same-store sales increase of 3.6%.

•	Operating income improved to $1.2 million, compared to an operating loss of $0.2 million for the prior year’s second quarter.

•	Net cash provided by operating activities was $26.7 million compared with $26.8 million for the prior year’s second quarter.

•	Net loss improved to $11.6 million from $12.1 million for the prior year’s second quarter.

John A. Lederer, Chairman and Chief Executive Officer, commented, “We are encouraged by our continued solid performance despite a weak external environment and are also pleased with our 6.3% increase in Adjusted FIFO EBITDA. We made significant progress on the transformation of our business during the quarter and continue to be pleased with the very strong performance of our new and transformed store locations. The customer response to our improved offering and store design remains exceedingly positive with an expanding level of awareness of the improvements we have made. We are encouraged by this momentum and remain committed to better serving New Yorkers as we aim to become a destination brand.”

Second Quarter Results

Net retail store sales, which exclude pharmacy resale activity, increased 4.2% to $450.3 million from $432.1 million in the second quarter of 2008. Total net sales increased 6.1% to $479.1 million from $451.4 million in the second quarter of 2008. Total same-store sales increased by 1.7% during the second quarter of 2009, with a front-end same-store sales increase of 0.2% and a pharmacy same-store sales increase of 3.6%. During the second quarter, the Company opened three new stores and closed two stores. At the end of the second quarter, the Company operated 253 stores, compared to 251 stores at December 27, 2008 and 241 stores at the end of the second quarter of 2008.

Total front-end sales increased by 3.3%, primarily due to the opening of new stores, as the difficult economy, reduced levels of tourism and poor weather patterns combined to restrain same-store sales growth. The shift in Easter holiday sales into the second quarter of 2009 from the first quarter of 2008 positively impacted front-end same-store sales in 2009 by approximately 0.6%. In addition, the front-end same-store sales reflect an increase in cigarette prices commensurate with a June 2008 increase in New York State cigarette excise taxes. Although such additional sales did not result in any additional profit to the Company, the increase in sales price positively impacted front-end same-store sales by approximately 0.6%. The pharmacy same-store sales growth reflected continued strength in this portion of the business as the average same-store weekly prescriptions filled per store increased 2.6% during the second quarter of 2009. Generic drugs, which typically sell at lower prices but yield higher margins and profitability than brand-name drugs, represented approximately 61.9% of pharmacy prescriptions for the second quarter, compared to approximately 58.7% of pharmacy prescriptions in the second quarter of 2008. The higher proportion of generics adversely impacted pharmacy same-store sales growth by 3.7% during the second quarter of 2009.

Product margin, which represents net sales less cost of sales (excluding depreciation and amortization), for the second quarter was 30.4% of total net sales, compared to 30.9% during the second quarter of 2008. Product margin on retail sales, which excludes pharmacy resale activity, increased to 32.4% of net retail store sales from 32.3% in the prior year. Selling, general and administrative expenses as a percentage of net sales decreased to 25.5% from 26.3% in the previous year, primarily due to increased pharmacy resale activity. Selling, general and administrative expenses as a percentage of net retail store sales decreased to 27.2% from 27.4% in the previous year and reflect cost savings resulting from previously announced initiatives implemented by the Company and designed to mitigate the impact of the current economic conditions.

Second quarter 2009 Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, increased 6.3% to $26.5 million, compared to $24.9 million in the prior year period. As a percentage of net retail store sales, Adjusted FIFO EBITDA increased to 5.9% compared to 5.8% in the previous year.

Second quarter 2009 operating income was $1.2 million, compared to an operating loss of $0.2 million in the prior year period. The improvement was primarily due to the increase in Adjusted FIFO EBITDA of $1.6 million. In addition, during the second quarter of 2009, other expenses increased $1.6 million to $4.9 million. The increase in other expenses was due to increased closed store costs and additional expenses relating to litigation activities associated with a former CEO. The breakdown of other expenses compared to the previous year is provided on table 6 of this press release.

The net loss for the second quarter of 2009 was $11.6 million, compared to $12.1 million in the prior year period. The improvement is attributable to the increase in operating income and was partially offset by an increase in interest expense of $0.9 million during the second quarter of 2009, compared to the prior year. The increase in interest expense was due to a non-cash fair value adjustment for the preferred stock’s mandatory redemption feature, which is considered a derivative financial instrument. During the second quarter of 2009, cash interest paid by the Company decreased by $1.2 million due to lower interest rates on the Company’s variable rate borrowings and lower outstanding borrowings on the revolving credit facility.

The Company’s net cash provided by operating activities was $26.7 million compared to $26.8 million in the prior year second quarter.

At quarter end, the Company’s total debt, including capital leases but excluding the liability associated with the issuance of the redeemable preferred stock, was $554.5 million, reflecting a decrease of $1.1 million from the balance at the end of fiscal 2008. Availability under the Company’s revolving credit facility at quarter end was approximately $67.5 million.

Six Months Results

For the six month period, total net sales were $923.6 million, reflecting an increase of 5.1% compared to $878.5 million last year. Net retail store sales increased 3.5% to $877.0 million, from $847.0 million in the prior year period. Total same-store sales increased 1.4%, with a front-end same-store sales decrease of 0.3% and a pharmacy same-store sales increase of 3.6%.

Product margin decreased to 30.7% of total net sales for the six month period, compared to 31.0% in the prior year, due to increased pharmacy resale activity. As a percentage of net retail store sales, product margin improved to 32.3% from 32.1% in the prior year with the increase attributable to improved front-end selling margins and reduced front-end shrink losses. Selling, general and administrative expenses as a percentage of net sales decreased to 26.5% from 26.9% in the prior year period. As a percentage of net retail store sales, selling, general and administrative expenses were 27.9% for both periods.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, increased by 6.9% to $46.2 million, or 5.3% of net retail store sales, from $43.2 million, or 5.1% of net retail store sales, in the prior year period. Operating loss was $3.2 million in the first half of 2009, compared with $4.3 million in the first half of 2008, primarily attributable to the improvement in Adjusted FIFO EBITDA, and was partially offset by a $2.1 million increase in other expenses from $4.1 million in the first half of 2008 to $6.3 million in the first half of 2009. The increase in other expenses during the first half of 2009 is primarily due to additional expenses relating to litigation activities associated with a former CEO and additional closed store costs. The breakdown of other expenses compared to the previous year is provided on table 6 of this press release.

The net loss for the first six months of 2009 was $28.8 million, compared to $33.1 million in the prior year period. The improvement is attributable to the reduction in operating loss and reduced interest expense of $3.1 million during the first six months of 2009. The reduction in interest expense was primarily due to lower interest rates on the Company’s variable rate borrowings as compared to the prior year.

The Company generated net cash flows from operating activities of $31.0 million during the first half of 2009 compared to $26.8 million in first half of 2008.

Company Outlook

With respect to the remainder of 2009, the Company:

•	Reaffirmed its previously provided expectations for the fiscal year’s Adjusted FIFO EBITDA in the range of $93 million to $98 million.

•

Adjusted its expectations for net retail store sales to a range of $1.760 billion to $1.785 billion from its previously anticipated range of $1.795 billion to $1.830 billion, primarily attributable to the timing of new store openings and the difficult economic environment which has led to reduced levels of tourism and consumer spending.

•

Adjusted its expected annual total same-store sales growth range to 0.5% to 2.2% from its previously anticipated range of 1.0% to 2.6%, with front-end same-store sales growth now expected to range from (1.0%) to 1.0% and pharmacy same-store sales growth expected to fall within the previously anticipated range of 2.0% to 3.5%.

•

Adjusted its anticipated range of net loss to $50.5 million to $55.5 million from its previously anticipated range of $47.0 million to $52.0 million, due primarily to increased closed store costs included within other expenses.

Mr. Lederer concluded, “As we look to the second half of the year, we remain cautiously optimistic about our prospects for continued growth in our business and remain on track with our expectations for Adjusted FIFO EBITDA, even as we take into account continued external challenges. We are pleased with Oak Hill’s demonstrated confidence in our transformation plans and appreciate the firm’s ongoing support as our equity partner. Further, we anticipate that our debt refinancing will be completed shortly and look forward to the benefits of operating our business with added financial flexibility as we continue to identify and pragmatically realize our opportunities for long-term growth.”

Conference Call Information

The Company will hold a conference call on July 29, 2009 at 10:00 a.m. Eastern Time to discuss financial results for the second quarter ended June 27, 2009. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through August 12, 2009. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on July 29, 2009 through August 12, 2009. The replay can be accessed by dialing 888-203-1112 International: 719-457-0820, Passcode: 7872243.

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in New York City, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, convenience foods, greeting cards and photofinishing. As of June 27, 2009, the Company operated 253 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, the strength of the economy in general, the economic conditions in the New York greater metropolitan area, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, the impact of aggressive enforcement by federal, state and local law enforcement agencies of federal and state laws dealing with past and future matters related to submission of false claims, fraud and abuse, pharmacist licensing and excluded provider lists, changes in the Company’s operating strategy, capital expenditure plans or development plans, the Company’s ability to successfully execute its business plan, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, the ability of our wholly-owned subsidiaries, Duane Reade Inc. and Duane Reade, to complete the proposed financing transactions, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in response, demographic changes, the Company’s ability to limit fraud and shrink, the results of the Company’s legal proceedings and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

# # #

Table 1

Duane Reade Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net sales	$479,117	$451,395	$923,573	$878,532
Cost and expenses:
Cost of sales (1)	333,249	311,960	640,496	606,405
Selling, general & administrative expenses	122,362	118,496	244,415	236,450
Depreciation and amortization	17,266	17,674	35,342	35,593
Store pre-opening expenses	188	200	235	247
Other expenses	4,879	3,250	6,283	4,149

Operating income (loss)	1,173	(185)	(3,198)	(4,312)
Interest expense, net	12,291	11,375	24,191	27,281

Loss before income taxes	(11,118)	(11,560)	(27,389)	(31,593)
Income tax expense	467	518	1,407	1,478

Net loss	$(11,585)	$(12,078)	$(28,796)	$(33,071)

(1)	Shown exclusive of depreciation expense for the Company’s distribution centers which is included in depreciation and amortization shown separately.

Table 2

Duane Reade Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 27, 2009	December 27, 2008
Current Assets
Cash	$1,365	$1,430
Receivables, net (1)	49,751	55,783
Inventories	213,348	214,154
Prepaid Expenses and Other Current Assets	16,751	13,541

Total Current Assets	281,215	284,908

Property and Equipment, net	189,985	186,560
Goodwill	69,510	69,510
Other Assets, net (2)	160,945	171,622

Total Assets	$701,655	$712,600

Current Liabilities
Accounts Payable (3)	$97,926	$88,238
Accrued Expenses	56,446	60,859
Current Portion of Debt and Capital Leases (4) (5)	148,402	149,127

Total Current Liabilities	302,774	298,224

Long Term Debt and Capital Leases	406,109	406,525
Deferred Income Taxes	29,217	28,440
Redeemable Preferred Stock and Accrued Dividends (6)	39,440	36,775
Other Liabilities (7)	99,451	89,337

Total Liabilities	876,991	859,301

Total Stockholders’ Deficit	(175,336)	(146,701)

Total Liabilities and Stockholders’ Deficit	$701,655	$712,600

(1)	Includes third party pharmacy receivables of $34.5 million and $40.6 million at June 27, 2009 and December 27, 2008, respectively.
(2)	The decrease in other assets from December 27, 2008 is primarily due to the amortization of intangible assets.
(3)	The increase in accounts payable from December 27, 2008 is primarily due to the timing of merchandise receipts at quarter-end.
(4)	The decrease in the current portion of debt and capital leases from December 27, 2008 is primarily due to the $1.3 million decrease in the Company’s outstanding revolving loan balance.
(5)	The outstanding revolver loan balance of $143.4 million at June 27, 2009 and $144.6 million at December 27, 2008 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of SFAS No. 6 - “Classification of Short-Term Obligations Expected to be Refinanced,” to classify the debt as long-term. It should be noted that this classification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in July 2011.
(6)	The increase in the balance of the redeemable preferred stock and accrued dividends from December 27, 2008 is due to the accretion of the discount on the liability recorded for the preferred stock offering completed during the second quarter of 2007 and the cumulation of the quarterly dividends on the preferred stock.
(7)	The increase in other liabilities from December 27, 2008 is primarily due to an increase in the deferred rent liabilities, which are recognized over the lives of the respective leases.

Table 3

Duane Reade Holdings, Inc.

Operating Data

(Unaudited)

(Dollars in thousands)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
LIFO EBITDA (1)	$18,439	$17,489	$32,144	$31,281
LIFO Expense	925	800	1,850	1,600

FIFO EBITDA (1)	$19,364	$18,289	$33,994	$32,881

FIFO EBITDA as a percentage of net sales	4.0%	4.1%	3.7%	3.7%

Adjusted FIFO EBITDA (2)	$26,507	$24,940	$46,181	$43,185

Adjusted FIFO EBITDA as a percentage of net sales	5.5%	5.5%	5.0%	4.9%

Capital expenditures	$12,652	$9,085	$22,499	$16,321
Lease acquisitions, customer files and other costs	$3,174	$8,464	$5,014	$10,169

Same-store sales growth	1.7%	4.7%	1.4%	4.6%
Pharmacy same-store sales growth	3.6%	3.6%	3.6%	2.5%
Front-end same-store sales growth	0.2%	5.6%	(0.3)%	6.3%
Pharmacy sales as a % of net sales	47.2%	45.7%	47.0%	45.6%
Third Party sales as a % of prescription sales	94.1%	93.3%	94.0%	93.2%

Average weekly prescriptions filled per store (3)	876	854	862	851

Number of stores at end of period			253	241
Retail square footage at end of period			1,712,418	1,638,450
Average store size (sq.ft.) at end of period			6,768	6,799

(1)	As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. The Company believes that FIFO EBITDA, as presented, represents a useful measure for assessing the performance of its ongoing operating activities, as it reflects earnings trends without the impact of certain non-cash charges and other non-recurring items. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

The Company understands that, although securities analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2)	As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expenses, management fees paid to Oak Hill, closed store costs, asset impairment charges, accounting investigation costs, former CEO (Mr. Cuti) matters, non-cash stock option expense and certain other non-recurring payments that are not included in the definition of EBITDA used for the Company’s various debt agreements.
(3)	Comparative stores only, does not include new stores.

Table 4

Duane Reade Holdings, Inc.

Reconciliation of Net Sales to Retail Store Sales

(Unaudited)

(In thousands)

	13 Weeks Ended		26 Weeks Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net sales	$479,117	$451,395	$923,573	$878,532
Resale activity	28,856	19,320	46,572	31,540

Net retail store sales	$450,261	$432,075	$877,001	$846,992

Reconciliation of Non-GAAP Financial Measures to Net Loss and
Net Cash Provided by Operating Activities
(Unaudited)
(In thousands)

	13 Weeks Ended		26 Weeks Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
FIFO EBITDA	$19,364	$18,289	$33,994	$32,881
LIFO Expense	925	800	1,850	1,600

LIFO EBITDA	18,439	17,489	32,144	31,281

Depreciation and amortization	(17,266)	(17,674)	(35,342)	(35,593)
Interest expense	(12,291)	(11,375)	(24,191)	(27,281)
Income tax provision	(467)	(518)	(1,407)	(1,478)

Net loss	$(11,585)	$(12,078)	$(28,796)	$(33,071)

Net loss	$(11,585)	$(12,078)	$(28,796)	$(33,071)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	18,178	18,587	37,167	37,418
Deferred tax provision	463	495	1,396	1,399
Non-cash rent expense	2,047	3,095	5,469	5,816
Non-cash interest expense (benefit) on redeemable preferred stock	1,740	(342)	2,828	2,556
Other non-cash expense	217	306	435	153
Changes in operating assets and liabilities:
Receivables	3,212	4,500	6,032	7,143
Inventories	2,097	5,235	806	2,936
Prepaid expenses and other assets	(1,037)	1,683	(3,210)	1,400
Other assets/liabilities, net	3,111	2,126	2,818	1,860
Accounts payable	(388)	14	9,688	(2,216)
Accrued expenses	8,669	3,222	(3,637)	1,373

Cash provided by operating activities	$26,724	$26,843	$30,996	$26,767

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above	$19,364	$18,289	$33,994	$32,881

Non-cash rent expense	2,047	3,095	5,469	5,816
Former CEO (Mr. Cuti) matters	1,956	1,018	2,892	1,300
Oak Hill management fee	313	313	625	625
Stock option expense	217	306	435	339
Closed store costs	2,610	1,919	2,766	2,117
Miscellaneous other	—	—	—	107

Adjusted FIFO EBITDA	$26,507	$24,940	$46,181	$43,185

Table 5

Duane Reade Holdings, Inc.

Reconciliation of Range of Projected Non-GAAP

Financial Measures to Net Loss

(Unaudited)

(In thousands)

	For the 52 Weeks Ended December 26, 2009(1)
Net sales	$1,830,000	$1,855,000
Resale activity	70,000	70,000

Net retail store sales	$1,760,000	$1,785,000

Adjusted FIFO EBITDA	$93,000	$98,000

Deferred rent expense	(11,500)	(11,500)
Other expenses (2)	(7,800)	(7,800)

EBITDA (FIFO Basis)	73,700	78,700

LIFO expense	(3,700)	(3,700)

EBITDA (LIFO Basis)	70,000	75,000

Depreciation and amortization expense	(67,000)	(67,000)
Interest expense	(56,000)	(56,000)
Income taxes	(2,500)	(2,500)

Net loss	$(55,500)	$(50,500)

(1)	These projected results do not reflect the completion of the proposed cash tender offers or any of the associated financing transactions.
(2)	Includes Oak Hill management fees, stock option expenses in accordance with SFAS No. 123(R), closed store costs and expenses attributable to ongoing matters involving Mr. Cuti.

Table 6

Duane Reade Holdings, Inc.

Components of “Other Expense”

(Unaudited)

(In thousands)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Closed Store Costs	$2,610	$1,919	$2,766	$2,117
Oak Hill Management Fees	313	313	625	625
Former CEO (Mr. Cuti) matters	1,956	1,018	2,892	1,300
Other	—	—	—	107

Total Other Expense	$4,879	$3,250	$6,283	$4,149